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                                                             CONFORMED COPY
                                 THIRD RESTATED

                          CERTIFICATE OF INCORPORATION
                                       OF
                          ACKERLEY COMMUNICATIONS, INC.


     The present name of this corporation is Ackerley Communications, Inc. (the "Corporation"). The Corporation was incorporated under the name Ackerley Incorporated. By adopting this Third Restated Certificate of Incorporation, the Second Restated Certificate of Incorporation is being further amended by deleting all references to the Nonvoting Common and Preferred Stock and the designation of all rights and preferences with respect thereto, and by making certain other technical and punctuational changes. The original Certificate of Incorporation of the Corporation was filed on June 9, 1978. This Third Restated Certificate of Incorporation was duly proposed by the directors and adopted by the stockholders of the Corporation in accordance with the provisions of Sections 245, 242, and 228 of the Delaware General Corporation Law.

     The Second Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

     FIRST:    The name of the Corporation is Ackerley Communications, Inc.

     SECOND:   The registered office of the Corporation in the State of Delaware is to be located at 11th Floor, Rodney Square North, llth and Market Streets, City of Wilmington, County of New Castle, and the name of its registered agent at such address is Bruce M. Stargatt.

     THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH:   The total number of shares of all classes of stock which the
Corporation is authorized to issue is TWENTY-FOUR MILLION NINE HUNDRED SEVENTY-TWO THOUSAND TWO HUNDRED AND THIRTY (24,972,230), divided into two (2) classes as follows: (i) Eighteen Million (18,000,000) shares of Common Stock with a par value of One Cent ($.0l) per share (the "Common Stock"); and (ii) Six Million Nine Hundred Seventy-Two Thousand Two Hundred Thirty (6,972,230) shares of Class B Common Stock with a par value of One Cent ($.0l) per share (the "Class B Common Stock").

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      A statement of the designations and the powers, preferences and rights and the qualifications, limitation or restrictions shall be as to the Common Stock and Class B Common Stock as set forth below:

                                  COMMON STOCK

     Except as otherwise provided herein, all shares of Common Stock and Class B Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

     Part 1.  VOTING RIGHTS.

     Except as otherwise required by law, the holders of Common Stock will be entitled to one (1) vote per share on all matters to be voted on by the Corporation's stockholders. The holders of Class B Common Stock will be entitled to ten (10) votes per share on all matters to be voted on by the Corporation's stockholders. Neither the Common Stock nor the Class B Common Stock shall have cumulative voting rights, whether voting as separate classes or a single class. Except as otherwise required by law, Common Stock and Class B Common Stock shall vote as a single class on all matters presented for a vote of the stockholders of the Corporation.

     Part 2.  RESTRICTIONS ON TRANSFER OF CLASS B COMMON STOCK.

     (a) No person holding shares of Class B Common Stock of record (a "Class B Holder") may transfer, and the Corporation shall not register the transfer of, any shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment, or otherwise, except to a Permitted Transferee (a "Permitted Transfer"). The term Permitted Transferee has the following meanings with respect to each Class B Holder:

          (i)   The following persons shall be   "Permitted Transferees" of each
     Class B Holder who is a natural person:

               A. The spouse or former spouse of such class B Holder; any Original Holder (as defined in clause (c) of this Part 2) or the spouse or former spouse of any Original Holder; any lineal descendant of any Original Holder or of the spouse or former spouse of any original Holder; and any spouse or former spouse of such lineal descendant (hereinafter such Class B Holder's "Family Members");

               B. The trustee or trustees of a voting trust of which a Controlling Number (as defined in clause (c) of this Part 2) of such trustees are any of the following (each a "Qualified Persons"):
          (1) such Class B Holder, (2) one of such Class B Holder's Family Members, (3) an executive officer (as defined in Rule 3b-7 of the General Rules and Regulations under the Exchange Act, as

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          in effect on July 21, 1987, the effective date of the Second Restated
          Certificate of Incorporation) of the Corporation or any wholly owned subsidiary of the Corporation, or (4) any person who is the duly designated initial or subsequent successor of an Original Holder in accordance with the terms of such voting trust;

               C. The trustee or trustees of a trust (other than a voting trust) solely for the benefit of such, Class B Holder or one or more of such Class B Holder's Permitted Transferees described in each subclause of this clause (a) other than subclause (b) or this subclause (C);

               D. Any organization contributions to which are deductible for federal income, estate or gift tax purposes or any split-interest trust described in Section 664 of the Internal Revenue Code as it may from time to time be amended, and of which a Controlling Number of the members of the Board or Directors or other governing body or group having the ultimate authority, INTER ALIA, to vote, dispose or direct the voting or disposition of the shares of Class B Common Stock held by such organization ("Governing Body",) are Qualified Persons (a "Charitable Organization");

               E. A corporation of which a majority of the outstanding shares of capital stock entitled to vote generally for the election of directors is beneficially owned by, or a partnership of which a majority of the partnership interests entitled to participate in the management of the partnership are beneficially owned by, such Class B Holder or his or her Permitted Transferees described in each subclause of this clause (i) other than this subclause (E); and

               F. If the Class B Holder is deceased, bankrupt or insolvent, the estate of such Class B Holder.

          (ii) In the case of one or more Class B Holders holding shares of Class B Common Stock as trustees pursuant to a voting trust or any other trust (other than a Charitable Organization or a trust described in clause
     (d) below) as a result of a Permitted Transfer, "Permitted Transferee" means, with respect to each share of Class B Common Stock so transferred to such trustees, (A) any person who transferred such share of Class B Common Stock to such trustees and (B) any Permitted Transferee of any such transferor, and, with respect to each Subsequent Class B Share (as defined in (c) of this Part 2) held by such trustees, any person who is a Permitted Transferee with respect to the share of Class B Common Stock in respect of which such Subsequent Class B Share was issued.

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          (iii)  In the case of one or more Class B Holders holding shares of
     Class B Common Stock as trustees pursuant to a trust (other than a voting trust or a Charitable Organization) which was irrevocable on July 21, 1987, the effective date of the Second Restated Certificate of Incorporation, "Permitted Transferee" means any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise.

          (iv) In the case of any Charitable Organization that is a Class B Holder, "Permitted Transferee" means, (A) with respect to any share of Class B Common Stock transferred to such Charitable Organization in a Permitted Transfer, the transferor in such Permitted Transfer and any Permitted Transferee of such transferor and (B) with respect to each Subsequent Class B Share held by such Charitable Organization, any person who is a Permitted Transferee with respect to the share of Class B Common Stock in respect of which such Subsequent Class B share was issued.

          (v) In the case of a Class B Holder that is a corporation or partnership (other than a Charitable Organization) holding shares of Class B Common Stock as a result of a Permitted Transfer, "Permitted Transferee" means with respect to each share of Class B Common Stock so transferred to such corporation or partnership (A) any person who transferred such share of Class B Common Stock to such corporation or partnership and (B) any Permitted Transferee of any such transferor, and, with respect to each Subsequent Class B Share held by such corporation or partnership, any person who is a Permitted Transferee with respect to the share of Class B Common Stock in respect of which such Subsequent Class B Share was issued.

          (vi) In the case of a Class B Holder that is the estate of a deceased, bankrupt or insolvent Class B Holder, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder.

     (b) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge his shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Part 2. In the event of foreclosure or other similar action with respect to such shares by the pledgee, such pledges shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.

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     (c)   For purposes of this Part 2:

          (i) The term "Controlling Number" means the minimum number of trustees, in the case of a trust, or members of a Governing Body, in the case of any other form of entity, whose affirmative vote is necessary to take any action on, or whose negative vote, abstention or failure to attend is sufficient to prevent any action with respect to the voting or disposition of shares of capital stock held by such entity;

          (ii) The term "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (iii) The term "Original Holder" means any person to whom or trust to which shares of Class B Common Stock are issued in connection with the first issuance of such shares as a part of the 1987 stock dividend of the Corporation.

          (iv) The term "Subsequent Class B Share" means any share of Class B Common Stock issued by the Corporation to a Class B Holder in respect of an existing share of Class B Common Stock held by such Class B Holder.

          (v) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

          (vi) A minor for whom shares of Class B Common Stock are held pursuant to the Uniform Gifts to Minors Act, as in effect in any state, or any similar law, shall be considered a Class B Holder.

          (vii) unless otherwise specified, the term "person" means both natural persons and legal entities.

          (viii) Without derogating from the election conferred upon the Corporation pursuant to paragraph clause (d) below, each reference to a corporation shall include any successor corporation resulting from merger or consolidation; and each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner.

          (ix) The term "beneficial owner" has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on July 21, 1987, the effective date of the Second Restated Certificate of Incorporation.

     (d) If at any time after July 21, 1987, the effective date of the Second Restated Certificate of Incorporation, any of the following events shall occur:

          (i) A Controlling Number of the trustees of any voting trust that is a Class B Holder shall cease to be Qualified Persons;

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          (ii)  A Controlling Number of the Governing Body of any Charitable
     Organization that is a Class B Holder shall cease to be Qualified Persons;
     or

          (iii) A corporation or partnership that first became a Class B Holder as a result of a Permitted Transfer shall thereafter by reason of any transfer of the beneficial ownership of the capital stock or partnership interests thereof cease to be a Permitted Transferee of the transferor in such Permitted Transfer;

then, at any time after the occurrence of any such event, upon the election of the Corporation given by written notice to the trustees of such voting trust, Charitable Organization, corporation or, partnership, as the case may be, without further act on anyone's part, each share of Class B Common Stock held by such entity shall be converted into one share of Common Stock, effective upon the giving of such notice, and the stock certificates formerly representing the shares of Class B Common Stock held by such entity shall thereupon and thereafter be deemed to represent such shares of Common Stock.

     (e)   Anything contained in this Part 2 to the contrary notwithstanding:

          (i) Shares of Class B Common Stock may be registered in the names of more than one person only if each person in whose name the shares of Class B Common Stock are to be registered is a Permitted Transferee of each such other person. If shares of Class B Common Stock are registered in the names of more than one person in accordance with this subclause (i) , then any transfer of such shares of Class B Common Stock to any Permitted Transferee of any person in whose name such shares are registered shall be a Permitted Transfer.

          (ii) Any transfer of shares of Class B Common Stock to an employee benefit plan established and maintained by the corporation or any wholly owned subsidiary of the Corporation or any trustee or fiduciary with respect to any such plan in such capacity shall be a Permitted Transfer, and any such plan, trustee or fiduciary shall be a Permitted Transferee of any Class B Holder.

     (f) Any purported transfer of record or beneficial ownership of shares of Class B Common Stock other than in accordance, with the terms of this Part 2
shall, without any act on anyone's part, result in the conversion    of each
share of the purportedly transferred share of Class B Common Stock into one share of Common Stock effective on the date of such purported transfer, and the stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Common Stock.

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      (g) Shares of Class B Common Stock may be issued to, or registered in the names of the beneficial owners thereof, or in "street" or "nominee" name.
The corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Common Stock on the Corporation's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that the registered owner of such shares is in fact the beneficial owner of such shares.

     (h) The Corporation shall note on the certificates for shares of Class B Common Stock that the shares represented by such certificates are subject to the restrictions on transfer and registration of transfer imposed by this Part 2.

     Part 3. DIVIDENDS. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of the Common Stock and Class B Common Stock will be entitled to share equally, share for share, in such dividends.

     Part 4.   CONVERSION.

     4.01 CONVERSION OF CLASS B COMMON STOCK. Each record holder of Class B Common Stock is entitled, at any time to convert any or all of the shares of such holder's Class B Common Stock into the same number of shares of Common Stock; provided, that no holder of Class B Common Stock is entitled to convert any share or shares of Class B Common Stock to the extent that, as a result of such conversion, such holder or its affiliates would directly or indirectly own, control, or have power to vote a greater quantity of securities of any kind issued by the Corporation than such holder and its affiliates are permitted to own, control or have power to vote under any law or under any regulation, rule or other requirement of any governmental authority at any time applicable to such holder and its affiliates. The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of outstanding shares of Class B Common Stock, such number of shares of Common Stock as may be issuable upon the conversion of all such outstanding shares of Class B Common Stock.

     4.02 CONVERSION PROCEDURE.

          (a) Each conversion of shares of Class B Common Stock into shares of Common stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation or, at the Corporation's election, at the office of the Corporation's designated transfer agent at any time during normal business hours, together with a written notice by the holder of such Class B Common Stock, stating that such holder desires to convert the shares, or a stated number of shares, of Class B Common Stock

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represented by such certificate or certificates into Common Stock and that upon such conversion such holder and its affiliates will not directly or indirectly own, control or have the power to vote a greater quantity of securities of any kind issued by the Corporation than such holder and its affiliates are permitted to own, control or have the power to vote under any applicable law, regulation, rule or other governmental requirement (and the receipt of such statement will obligate the Corporation to issue such Common Stock). Such conversion will be deemed to have been effected on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class B Common Stock as such holder will cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

          (b) Promptly after such surrender and the receipt of such written notice, the Corporation will issue, and deliver in accordance with the surrendering holder's instructions (a) the certificate or certificates for the Common Stock issuable upon such conversion and (b) a certificate representing any Class B Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

          (c) If the Corporation in any manner subdivides or combines the outstanding shares of the class of Common Stock or Class B Common Stock, the outstanding shares of the other class will be proportionately subdivided or combined.

          (d) The issuance of certificates for Common Stock upon conversion of Class B common Stock, will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Stock.

          (e) The Corporation will not close its books against the transfer of Class B Common Stock or of Common Stock issued or issuable upon conversion of Class B Common Stock in any manner which would interfere with the timely conversion of Class B Common Stock.

     Part 5.    REGISTRATION OF TRANSFER.

     The Corporation will keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock and Class B Common Stock. Upon the surrender of any certificate representing shares of any such class at such place, the Corporation or its designated transfer agent will, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate

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the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith will cancel such surrendered certificate.
Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates will be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

     Part 6.    REPLACEMENT.

     Upon receipt of evidence, reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock or Class B Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     FIFTH: So long as the Corporation or any of its subsidiaries hold authority from the Federal Communications Commission (or any successor thereto) to operate any television or radio broadcast station, if the Corporation has reason to believe that the ownership, or proposed ownership, of shares of capital stock of the Corporation by any stockholder or any person presenting any shares of capital stock of the Corporation for transfer into his name (a "Proposed Transferee") may be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined) such stockholder or Proposed Transferee, upon request of the Corporation, shall furnish promptly to the Corporation such information (including without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, shares of capital stock of the Corporation by such stockholder or Proposed Transferee is inconsistent with, or in violation of, the Federal Communications Laws. For purposes of this Article FIFTH, the term "Federal Communications Laws" shall mean any law of the United States now or hereafter in effect (and any regulation thereunder) pertaining to the ownership of, or the exercise of rights of ownership with respect to capital stock of corporations holding, directly or indirectly, television or radio station authorizations, including, without limitation, the Communications Act of 1934, as amended (the "Communications Act"), and regulations thereunder pertaining to the ownership, or the

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exercise of the rights of ownership, of capital stock of corporations holding, directly or indirectly, television or radio station authorizations, by (i) aliens, as defined in or under the Communications Act, as it may be amended from time to time, (ii) persons and entities having interests in television or radio stations, newspapers and cable television systems or (iii) persons or entities, unilaterally or otherwise, seeking direct or indirect control of the Corporation, as construed under the Communications Act, without having obtained any requisite prior Federal regulatory approval to such control.

     If any   stockholder or Proposed Transferee from whom information is requested should fail to respond to such request pursuant to the first paragraph of this Article or the Corporation shall conclude that the ownership of, or the exercise of any rights of ownership with respect to, shares of capital stock of the Corporation, by such stockholder or Proposed Transferee, could result in any inconsistency with, or violation of, the Federal Communications Laws, the Corporation may refuse to permit the transfer of shares of capital stock of the Corporation to such Proposed Transferee, or may suspend those rights of stock ownership the exercise of which would result in any inconsistency with, or violation of, the Federal Communications Laws, such refusal of transfer or suspension to remain in effect until the requested information has been received or until the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, is permissible under the Federal Communications Laws, and the Corporation may exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or Proposed Transferee, with a view towards obtaining such information or preventing or curing any situation which would cause any inconsistency with, or violation of, any provision of the Federal Communications Laws.

     The Corporation may note on the certificates of its capital stock that the shares represented by such certificates are subject to the restrictions set forth in this Article.

     For purposes of this Article, the word "person" shall include not only natural persons but partnerships, associations, corporations, joint ventures and other entities and the word "regulation" shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.

     SIXTH: Provisions for the management of the business and for the conduct of the affairs of the Corporation and provisions creating, defining, limiting and regulating the powers of this Corporation, the directors and stockholders are as follows:

          (1) The board of directors shall have the power to make, adopt, alter, amend and repeal the bylaws of the Corporation

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without the assent or vote of the stockholders, including, without limitation, the power to fix, from time to time, the number of directors which shall constitute the whole board of directors of the Corporation subject to the right of the stockholders to alter, amend and repeal the bylaws made by the board of directors.

          (2) Election of directors of the Corporation need not be written ballot unless the bylaws so provide.

          (3) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the board of directors of the Corporation are hereby expressly empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware and of the Certificate of Incorporation as they may be amended, altered or changed from time to time and to any bylaws from time to time made by the directors or stockholders; provided, however, that no bylaws so made shall invalidate any prior act of the board of directors which would have been valid if such bylaw had not been made.

     SEVENTH: The Corporation shall, to the full extent permitted by law, including, without limitation, Section 145 of the Delaware General Corporation Law, indemnify all directors, officers, employees, agents and other persons whom it may indemnify pursuant thereto against any liability, and the expenses incurred in defense of such liability, that may be asserted, against or incurred by such person arising out of such person's status with or service to or at the request of the Corporation. The Corporation shall pay the expenses of any director or officer in defense of such liability in advance of the final disposition of the matter upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Nothing contained herein shall be deemed to require or make mandatory the purchase and maintenance of insurance as may be permitted under Section 145(g) of the Delaware General Corporation Law.

     EIGHTH: No director or former director of the Corporation shall be personally liable to this Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the Delaware General Corporation Law, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any act or omission occurring prior to the date this Article EIGHTH became effective.
Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director or former director of the Corporation existing at the time of such repeal or modification

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with respect to acts or omissions occurring prior to such repeal or modification.

     DATED:     July 20      , 1990.
            -----------------

                              ACKERLEY COMMUNICATIONS, INC.


                              /s/ Barry A. Ackerley
                              ----------------------------------------
                              Barry A. Ackerley
                              Chairman and Chief Executive Officer

ATTEST:



/s/ Denis M. Curley
- ------------------------------
Denis M. Curley
Assistant Secretary


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